UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 2, 2016

ServiceSource International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35108	81-0578975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

760 Market Street, 4th Floor

San Francisco, California 94102

(Address of principal executive offices, including zip code)

(415) 901-6030

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangement of Certain Officers

In part in order to support executive management retention, including in response to the resignation of the Chief Customer Officer based on compensation, the Compensation Committee (the “Committee”) of the Board of Directors of ServiceSource International, Inc. (the “Company”) engaged its compensation advisor, Frederic W. Cook & Co. (“FW Cook”), to evaluate the market competitiveness of the Company’s executive compensation overall, especially in comparison to the Company’s peer group. Based on that evaluation, effective September 2, 2016, the Committee approved changes to the compensation arrangements of Mr. Christopher Carrington, our Chief Executive Officer; Mr. Brian Delaney, our Chief Operating Officer; and Mr. Robert Pinkerton, our Chief Financial Officer (collectively, the “Named Executive Officers”).

The table below sets forth the annual base salary and annual target bonus for the Named Executive Officers that will be effective on September 2, 2016. The actual amounts of the bonuses will be determined based upon achievement of a mix of Company and individual performance objectives pursuant to the Company’s existing 2016 Corporate Incentive Plan (“2016 CIP”), as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 19, 2016.

Name	Annual Base Salary	Annual Target Bonus at 100% Funding Level
Christopher Carrington	$550,000	$495,000
Brian Delaney	$450,000	$382,000
Robert Pinkerton	$380,000	$304,000

With respect to annual equity based incentives, FW Cook determined that the lack of an annual refresh equity incentive for executives of the Company was not consistent with market norms. As a result, effective September 2, 2016, the Committee approved performance-based incentive awards to be granted to the Named Executive Officers for 2016. The purpose of the performance-based incentive awards is to incentivize the Named Executive Officers to meet or exceed Board approved financial targets for 2016. With respect to future years, each year the Compensation Committee intends to review market dynamics and set market competitive performance-based incentive awards for the Named Executive Officers. Those reviews will determine at those times the number of restricted stock units, the structure, the vesting schedule, the performance targets, and other terms related to performance-based incentive awards in each of those future years.

With respect to 2016, the Company granted performance-based restricted stock unit awards under the Company’s 2011 Equity Incentive Plan (the “Equity Plan”) to the Named Executive Officers (the “2016 PSU Awards”) on September 2, 2016 (the “Grant Date”). For each 2016 PSU Award, a number of restricted stock units will become eligible to vest based on the levels of achievement of the performance-based conditions described below, and any such restricted stock units that become eligible to vest will vest upon the satisfaction of the time-based vesting condition described below. The target number of restricted stock units subject to each 2016 PSU Award is as follows:

Name	Target Number of Restricted Stock Units
Christopher Carrington	350,000
Brian Delaney	250,000
Robert Pinkerton	225,000

The performance-based conditions are based upon the Company’s revenue performance in fiscal year 2016 against the target goal for such metric under the 2016 CIP and the Company’s EBITDA performance in fiscal year 2016 against the target goal for such metric under the 2016 CIP (in each case, “Performance Achievement”), which will each be determined on the date the Company files its Annual Report on Form 10-K for fiscal year 2016 (the “Set Date”). The target number of restricted stock units for each 2016 PSU Award will be divided equally between the two performance metrics. For each performance metric, the number of restricted stock units that become eligible to vest will be: (i) if the applicable Performance Achievement is less than 85% of the target goal, no restricted stock units for such performance metric, (ii) if the applicable Performance Achievement is equal to 85% of the target goal, 50% of the target number of restricted stock units for such performance metric, (iii) if the applicable Performance Achievement is equal to 100% of the target goal, 100% of the target number of restricted stock units for such performance metric, or (iv) if the applicable Performance Achievement is at least 120% of the target goal, 150% of the target number of restricted stock units for such performance metric. For each performance metric, if the applicable Performance Achievement falls between any of the thresholds (ii), (iii), and (iv) specified in the previous sentence, the number of restricted stock units that become eligible to vest for such performance metric will be determined via linear interpolation.

Under the time-based vesting condition, 50% of the restricted stock units that have become eligible to vest will vest on the first anniversary of the Grant Date, and 50% of the restricted stock units that have become eligible to vest will vest on the second anniversary of the Grant Date (the “Original Vesting Schedule”), except as otherwise provided under certain termination and change-in-control provisions in each award agreement governing a 2016 PSU Award. Such provisions will determine the number of restricted stock units that become eligible to vest and when and how many restricted stock units will actually vest in connection with the specified terminations of employment and changes in-control.

Except as described above, the 2016 PSU Awards will be governed by terms substantially similar to those in the Company’s form of restricted stock unit award agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2016

SERVICESOURCE INTERNATIONAL, INC.

By:	/s/ Robert N. Pinkerton
Robert N. Pinkerton
Chief Financial Officer